Exhibit 107

Calculation of Filing Fee Tables

FORM TO-I

(Form Type)

Lord Abbett Private Credit Fund

(Name of Issuer)

Lord Abbett Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid
Fees Previously Paid	$33,043,551.23	(1)	0.00013810	$4,563.32	(2)
Total Transaction Valuation	$33,043,551.23	(1)
Total Fees Due for Filing				$4,563.32
Total Fees Previously Paid				$4,563.32	(2)
Total Fee Offsets
Net Fee Due				$0.00	(2)

(1) Calculated as the aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 per share, of Lord Abbett Private Credit Fund (the “Fund”). The fee of $4,563.32 was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-94863) on April 30, 2026 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by Fee Rate Advisory No. 1 for Fiscal Year 2026.